Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Business First Bancshares, Inc. (“Business First”) and Pedestal Bancshares, Inc. (“Pedestal”) and are adjusted to give to the effect to the merger of Pedestal with and into Business First on May 1, 2020 (the “Merger”), including the issuance of 7,614,506 shares of Business First common stock to Pedestal’s shareholders in connection with the Merger pursuant to the merger agreement. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives effect to the Merger as if it had occurred on December 31, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 gives effect to the Merger as if it had occurred on January 1, 2019.

The unaudited pro forma condensed combined consolidated financial statements give effect to the acquisition of Pedestal as business combinations under GAAP. Accordingly, all assets and liabilities were recorded at estimated fair value. Pro forma adjustments are included only to the extent they are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma statements and are described in the accompanying notes. Business First’s management believes that the estimates used in these pro forma financial statements are reasonable under the circumstances.

The pro forma adjustments included herein are subject to change as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after further valuation analyses under GAAP are performed with respect to the fair values of certain tangible and intangible assets and liabilities as of the date of acquisition. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. In addition, the pro forma financial statements do not include the effects of any potential cost savings which management believes will result from combining certain operating procedures.

Business First anticipates that the acquisition of Pedestal will provide the combined company with the ability to better serve its customers, reach new customers and reduce operating expenses. In addition, certain subjective estimates have been utilized in determining the pro forma adjustments applied to the historical results of operations of Pedestal. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had Business First and Pedestal been combined during these periods.

The unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes included in Business First’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as well as Pedestal’s historical consolidated financial statements and related notes for the year ended December 31, 2019 which are included as Exhibit 99.2 to this Current Report filed on Form 8-K/A.

BUSINESS FIRST BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

As of December 31, 2019

(in thousands)

(unaudited)

	Business First	Pedestal	Combined	Purchase Accounting Adjustments		Pro Forma Combined
Assets
Cash and Cash Equivalents	$150,743	$51,310	$202,053	$(24,780)	a	$177,273
Securities Available for Sale	278,193	269,824	548,017	(534)	b	547,483
Loans and Lease Receivable, Net of Unearned Income	1,710,265	859,565	2,569,830	(43,634)	c	2,526,196
Allowance for loan losses	(12,124)	(11,386)	(23,510)	11,386	d	(12,124)
Loans and Lease Receivable, Net	1,698,141	848,179	2,546,320	(32,248)		2,514,072
Mortgage Loans Held For Sale	251	-	251	-		251
Premises and Equipment, Net	29,280	35,007	64,287	2,090	e	66,377
Other Equity Securities	12,565	5,137	17,702	-		17,702
Cash Value of Life Insurance	32,568	11,430	43,998	-		43,998
Other Real Estate Owned	4,036	2,007	6,043	(242)	f	5,801
Goodwill	48,495	12,909	61,404	(890)	g	60,514
Other Intangible Assets	6,694	985	7,679	3,226	h	10,905
Other Assets	12,869	6,919	19,788	7,945	i	27,733
Total Assets	$2,273,835	$1,243,707	$3,517,542	$(45,433)		$3,472,109
Liabilities
Noninterest Bearing	$398,847	$249,772	$648,619	$-		$648,619
Interest Bearing	1,383,163	764,676	2,147,839	2,568	j	2,150,407
Total Deposits	1,782,010	1,014,448	2,796,458	2,568		2,799,026
Borrowings	185,989	68,692	254,681	1,150	k	255,831
Other Liabilities	20,739	12,725	33,464	-		33,464
Total Liabilities	1,988,738	1,095,865	3,084,603	3,718		3,088,321
Equity
Common Stock	13,279	4,364	17,643	3,251	l,m	20,894
Additional Paid-In Capital	212,505	72,694	285,199	18,381	l,m	303,580
Retained Earnings	56,700	66,340	123,040	(66,340)	l	56,700
Accumulated Other Comprehensive Income	2,613	4,444	7,057	(4,444)	l	2,613
Total Shareholders’ Equity	285,097	147,842	432,939	(49,151)		383,788
Total Liabilities and Shareholders’ Equity	$2,273,835	$1,243,707	$3,517,542	$(45,433)		$3,472,109

Notes
a. Reflects pre-closing distribution paid by Pedestal to its shareholders and Pedestal transaction costs.
b. Reflects purchase accounting adjustment to record Pedestal's securities at fair value.
c. Reflects purchase accounting adjustment to record Pedestal's loans at fair value.
d. In accordance with purchase accounting guidance, Pedestal's allowance for loan losses has been eliminated.
e. Reflects purchase accounting adjustments to record Pedestal's premise and equipment, net, at fair value.
f. Reflects purchase accounting adjustments to record Pedestal's other real estate owned at fair value.
g. Represents the elimination of Pedestal goodwill and the excess merger consideration over the fair value of the net assets acquired.
h. Core deposit intangible represents approximately $4.2 million created as a result of the Pedestal merger, net of amounts previously recorded by Pedestal for previous acquisitions.
i. Net of deferred tax asset and liability entries associated with transaction.
j. Deposit premium associated with time deposits.
k. Reflects the purchase accounting adjustment to record FHLB borrowings at fair value.
l. Reflects the elimination of Pedestal's equity accounts in accordance with purchase accounting guidance.
m. Reflects the issuance of stock consideration to Pedestal shareholders based on closing price of $12.96 on May 1, 2020.

BUSINESS FIRST BANCSHARES, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA COMBINED CONSOLIDATED INCOME STATEMENT

As of December 31, 2019

(in thousands)

(unaudited)

	Business First	Pedestal	Pro Forma Adjustments		Adjusted Pro Forma Combined
Interest Income:
Interest and Fees on Loans	$95,433	$53,806	$6,545	a	$155,784
Interest and Dividends on Securities	7,225	6,540	-	b	13,765
Other Interest Income	809	1,333			2,142
Total Interest Income	103,467	61,679	6,545		171,691
Interest Expense:
Interest on Deposits	19,753	7,996	(2,568)	c	25,181
Interest on Borrowings	3,516	2,084	(460)	d	5,140
Total Interest Expense	23,269	10,080	(3,028)		30,321
Net Interest Income	80,198	51,599	9,573		141,370
Provision for Loan Losses	2,606	1,951	(1,951)	a	2,606
Net Interest Income after Provision	77,592	49,648	11,524		138,764
Other Income:
Service Charges on Deposit Accounts	4,035	5,488	-		9,523
Gain on Sales of Securities	106	216	-		322
Other Income	6,567	5,316	-		11,883
Total Other Income	10,708	11,020	-		21,728
Other Expense:
Salaries and Employee Benefits	35,126	22,670	-		57,796
Occupancy and Equipment Expense	7,628	8,363	-	e	15,991
Amortization of Intangibles	-	85	336	f	421
Other Expense	15,694	9,001	(750)	g	23,945
Total Other Expenses	58,448	40,119	(414)		98,153
Income Before Taxes	29,852	20,549	11,938		62,339
Provision for Income Taxes	6,080	-	6,969	h, i	13,049
Net Income	$23,772	$20,549	$4,969		$49,290

Basic earnings per common share	$1.79	$4.69			$2.36
Weighted average common shares outstanding	13,310,577	4,377,500	$7,614,506	j	20,925,083

Diluted earnings per common share	$1.74	$4.68			$2.32
Weighted average diluted common shares outstanding	13,670,777	4,394,860	$7,614,506	j	21,285,283

Notes
a

Based on Business First’s initial evaluation of the acquired portfolio of loans, a net fair value adjustment of $43.6 million was recorded.  The provision for loan losses is eliminated and included in the fair value adjustment.  Interest income was adjusted to recognize the estimated accretion over the estimated average maturity of the loan portfolio.

b	Estimated fair value adjustments would not have a material impact on the income stream of the security portfolio.
c

Pedestal's fixed-rate deposit liabilities were estimated to result in a $2.6 million deposit premium based on Business First's preliminary assessment.  The premium was accreted over the weighted average remaining maturity of the portfolio.

d	Estimated accretion of $1.2 million premium on FHLB borrowings over estimated life.
e

The net fair value adjustment to the net book value of property held by Pedestal is negligible based on Business First’s initial evaluation of comparable sales.  The adjustments to depreciation expense due to adjustments in estimated useful life are also considered immaterial.

f

Based on Business First’s initial evaluation of core deposits, the identified core deposit intangible of $4.2 million will be amortized on a straight line basis over an estimated useful life of 10 years, less the amount recorded for Pedestal in 2019 related to prior acquisitions.

g	Removed acquisition-related costs associated with prior acquisition.
h

Income taxes were adjusted to reflect the tax effects of the purchase accounting adjustments using Business First’s statutory rate of 21% for 2019 and the tax effect of Pedestal being taxed using Business First’s C corporation statutory rate since Pedestal was an S corporation at December 31, 2019.

i	Removed tax benefit of acquisition-related costs associated with prior acquisition.
j	Based on actual shares issued on May 1, 2020.